                              STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of August 26, 1996 among Charlotte Russe Holding, Inc., a Delaware corporation ("Buyer"), and the selling shareholders listed on the signature pages hereof (each, a "Seller" and collectively, the "Sellers").

                                    WITNESSETH:

     WHEREAS, Sellers are the record and beneficial owners of all of the outstanding shares of common stock of Lawrence Merchandising Corporation, a California corporation ("LMC"), Lawrence Merchandising Corporation of Nevada, a Nevada corporation ("LMCN") and Lawrence Merchandising Corporation of Nevada II, a Nevada corporation ("LMCN II"); and

     WHEREAS, Sellers desire to sell such shares to Buyer, and Buyer desires to purchase such shares from Sellers, upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:

                                     ARTICLE 1

                                    DEFINITIONS

     1.1. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

     "Adjusted Working Capital" means (i) the sum of the following current assets of the Companies: receivables, tenant allowances receivable, inventory, prepaid expenses and refundable income taxes (which refundable income taxes are in the amount of $27,084) including any required payments previously made under
Section 7519 of the Code regardless of their expected date of return to the Companies, minus (ii) the sum of the following current liabilities of the
Companies: accounts payable and accrued expenses. None of the deferred rent liability or insurance reserve will be treated as current liabilities for purposes of this definition regardless of their expected date of payment or amortization. No markdown reserves or sales returns allowances will be considered for the purposes of this definition (other than such reserves or allowances that would have been accrued by the Company prior to the date hereof in the ordinary course of business consistent with past practices). No accrued percentage rent liability will be considered for purposes of this definition other than to the extent that a store has exceeded the threshold for percentage rent as of the Closing Date. Inventory will be valued in a manner consistent with the audited financial statements previously provided. Liabilities for gift certificates and store credits will be calculated in accordance with the methods used in the preparation of the Balance Sheet.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that any Company shall not be considered an Affiliate of any Seller.

     "Balance Sheet" means the audited combined balance sheets of the Companies as of September 30, 1995.

     "Balance Sheet Date" means September 30, 1995.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     "Closing Date" means the date of the Closing.

     "Common Stock" means the LMC Common Stock, the LMCN Stock and the LMCN II Common Stock.

     "Company " means each of LMC, LMCN and LMCN II, and "Companies" means all of the foregoing corporations.

     "Debt" means all debt obligations of the Companies consistent with generally accepted accounting principles.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, treaty, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under Environmental Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "LMC Common Stock" means the Common Stock, par value $10 per share, of LMC.

     "LMC Purchase Price" means an amount equal to 50% of the Purchase

     "LMCN Common Stock" means the Common Stock, par value $10 per share, of LMCN.

     "LMCN Purchase Price" means an amount equal to 25 % of the Purchase

     "LMCN II Common Stock" means the Common Stock, par value $10 per share, of LMCN II.

     "LMCN II Purchase Price" means an amount equal to 25% of the Purchase
Price.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of any Company, individually, or the Companies collectively.

     "1934 Act" means the Securities Exchange Act of 1934, as the rules and regulations promulgated thereunder.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" means (i) $37,800,000, plus (ii) the Working Capital Adjustment (which may be a negative number), plus (iii) without duplication, the amount of all capital expenditures either paid by the Companies prior to Closing or accrued for and included as a payable in the calculation of Adjusted working Capital on the Closing Balance Sheet, net of any landlord allowances either received prior to Closing or included as a receivable in the calculation of Adjusted Working Capital on the Closing Balance Sheet, incurred in connection with the relocation of the Company's Mission Valley location, the remodel of the Company's Fashion Valley location or the proposed Ontario Mills and Serramonte locations, plus (iv) without duplication, such additional capital expenditures relating to the construction of new stores (other than the Ontario Mills and Serramonte locations referred to in (iii)) or the major remodel of existing stores (other than the Mission Valley and Fashion Valley locations referred to in (iii)) and other miscellaneous expenses with post-Closing benefits incurred by the Companies after the date hereof and prior to Closing, in the case of each of the foregoing for which Sellers shall have received the prior approval of Buyer, minus (v) the Debt Repayment Amount.

     "Sally Lawrence Non-Competition Agreement" means the Non-Competition Agreement between Buyer and Sally Lawrence dated as of the Closing Date substantially in the form attached hereto as Exhibit A.

     "Seller's Amount" means (i) in respect of Frank Lawrence, an amount equal to. the sum of (x) 47 1/2% of the LMC Purchase Price, (y) 33 1/3% of the LMCN Purchase Price and (z) 33 1/3% of the LMCN H Purchase Price, (ii) in respect of Larry Lawrence, an amount equal to the sum of (x) 5% of the LMC Purchase Price, (y) 33 1/3% of the LMCN Purchase Price and (z) 33 1/3% of the LMCN H Purchase Price and (iii) in respect of Daniel Lawrence, an amount equal to the sum of (x) 47 1/2% of the LMC Purchase Price, (y) 33 1/3% of the LMCN Purchase Price and (z) 33 1/3% of the LMCN II Purchase Price.

     "Seller Shares" means, with respect to each Seller, the number of shares of Common Stock set forth opposite its name on the signature pages hereof.

     "Seller's Percentage" means with respect to each Seller the quotient of (i) such Seller's Amount divided by (ii) the Purchase Price.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by one or more of the Companies.

     "Working Capital Adjustment" means the sum of the following amounts: (i) all cash and equivalents and marketable securities of the Company on the Closing Date, minus $900,000 and (ii) the Adjusted Working Capital of the Company on the Closing Date, plus $2,790,000. The parties acknowledge that the Working Capital Adjustment may be a negative number.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                    Section
          ----                                    -------
     Benefit Arrangements                         3.25(c)
     Business                                     5.5
     Closing                                      2.2
     Closing Balance Sheet                        2.3(b)
     Company Intellectual Property Rights         3.16
     Company Indebtedness                         7.7
     Company Securities                           3.5
     Debt Repayment Amount                        2.3
     Damages                                      10.2
     Estimated Purchase Price                     2.3

     Employee Plans                               3.25(a)
     Financing                                    4.5
     Head Office Lease                            7.5
     Indemnified Party                            10.2
     Indemnifying Party                           10.2
     Pension Plans                                3.25(a)
     Securities Act                               4.6
     Sellers' Representative                      12.9

                                     ARTICLE 2

                                 PURCHASE AND SALE

     2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer and Buyer agrees to purchase from such Seller, its Seller Shares at the Closing. The aggregate purchase price for all of the Seller Shares is the Purchase Price. Each Seller will be entitled to receive such Seller's Percentage of the Purchase Price in exchange for the Seller Shares owned by such Seller. The Purchase Price shall be paid as provided in Section 2.2, subject to adjustment as provided in Section 2.4.

     2.2. CLOSING. The closing (the "Closing") of the purchase and sale of the Seller Shares hereunder shall take place at the offices of Latham & Watkins, San Diego, California as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Sellers may agree. At the Closing:

          (a) Buyer shall deliver to each Seller an amount in cash equal to such Seller's Percentage of the Estimated Purchase Price in immediately available funds by wire transfer to an account with a bank designated by such Seller, by notice to Buyer, not later than two business days prior to the Closing Date.

          (b) Each Seller shall deliver to Buyer certificates for its Seller Shares duly registered in the name of Buyer (or such other Person as Buyer may designate to Sellers not less than five business days prior to the Closing).

          (c) Buyer shall transfer the Debt Repayment Amount to the banks and accounts specified by Sellers five business days prior to Closing by wire transfer of immediately available funds.

     2.3. PURCHASE PRICE CALCULATIONS. (a) No later than five business days prior to the Closing Date, Buyer and Sellers will agree in good faith on the estimated Purchase Price (the "Estimated Purchase Price") to be paid by Buyer at the Closing, which amount will (i) be based on Sellers' reasonable estimate of the Working Capital Adjustment on the Closing Date and (ii) include any amounts (collectively, the "Debt Repayment Amount") that are required to repay the Company Indebtedness as contemplated by Section 7.7.

     (b) As promptly as practicable, but no later than 60 days, after the Closing Date, Sellers will cause to be prepared and delivered to Buyer the Closing Balance Sheet, and a certificate based on such Closing Balance Sheet setting forth the Sellers' calculation of the Purchase Price and the related Working Capital Adjustment. In connection with the preparation of the Closing Balance Sheet, promptly following the Closing the parties agree to conduct a physical inventory of the Company, at Buyer's expense. The Closing Balance Sheet ("Closing Balance Sheet") shall present the combined financial position of Companies as of the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet.

     (c) If Buyer disagrees with Sellers' calculation of the Purchase Price and the related Working Capital Adjustment delivered pursuant to Section 2.3(b), Buyer may, within 60 days after delivery of the documents referred to in Section 2.3(b), deliver a notice to the Seller's Representative disagreeing with such calculation and setting forth Buyer's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of the Purchase Price and the related Working Capital Adjustment delivered pursuant to
Section 2.3(b).

     (d) If a notice of disagreement shall be delivered pursuant to Section 2.3(c), the Sellers' Representative and Buyer shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Purchase Price and the related Working Capital Adjustment, which amounts shall not be less than the amounts thereof shown in the Buyer's calculations delivered pursuant to Section 2.3(c) nor more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 2.3(b). if, during such period, the Sellers' Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and the Sellers' Representative (who shall not have any material relationship with Buyer or the Sellers), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price and the related Working Capital Adjustment. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or the Sellers' calculation of the Purchase Price and the related Working Capital Adjustment as to which Buyer has disagreed and in no event shall the Purchase Price be less than Buyers' calculation of the Purchase Price delivered pursuant to Section 2.3(c) or more than Seller's calculation of the Purchase Price delivered pursuant to Section 2.3(b). Such independent accountants shall deliver to the Sellers and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Sellers and Buyer. The cost of such review and report shall be borne (i) by the Buyer if the absolute value of the difference between (A)(1) the Purchase Price and (2) the Buyer's calculation of the Purchase Price delivered pursuant to Section 2.3(c) is greater than the absolute value of the difference between (B)(1) the Purchase Price and (2) Seller's calculation of the Purchase Price delivered pursuant to Section 2.3(b), (ii) by the Sellers if the first such difference is less than the second such difference and (iii) otherwise equally by the Sellers and Buyer.

     (e) The Sellers and Buyer agree that they will, and agree to cause their respective independent accountants and the Companies to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Purchase Price and the related Working Capital Adjustment and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     2.4. ADJUSTMENT OF PURCHASE PRICE. (a) If the Estimated Purchase Price exceeds the Purchase Price, each Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.4(b), such Seller's Percentage of the amount of such excess. If the Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to each Seller, in the manner and with interest as provided in Section 2.4(b), such Seller's Percentage of the amount of such excess.

     (b) Any payment pursuant to Section 2.4(a) shall be made at a mutually convenient time and place within 10 days after the Purchase Price has been finally determined by delivery by Buyer or Sellers, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest announced by Morgan Guaranty Trust Company of New York as its Base Rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

                                     ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

     3.1. CORPORATE EXISTENCE AND POWER. Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction set forth on

Schedule 3. 1. Sellers have heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of each Company as currently in effect.

     3.2. AUTHORIZATION. The execution, delivery and performance by Sellers of this Agreement are within Sellers' and the Companies' respective individual and corporate powers and have been duly authorized by all necessary corporate and Stockholder action on the part of Sellers and the Companies. This Agreement constitutes a valid and binding agreement of Sellers.

     3.3. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by Sellers and the Companies of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official other than compliance with any applicable requirements of the HSR Act such that would have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.3(b), no consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which any Company is a party or by which it is bound, is required or necessary for the execution, delivery and performance of this Agreement by the Sellers or for the consummation of the transactions contemplated hereby or thereby.

     3.4. NON-CONTRAVENTION. The execution, delivery and performance by Sellers and the Companies of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of any Company, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree such that would have a Material Adverse Effect, (iii) except as set forth in Schedule 3.15, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sellers or any Company or a loss of any benefit to which any Seller or any Company is entitled under, any agreement or other instrument binding upon any Seller or any Company or any license, franchise, permit or other similar authorization held by any Seller or any Company such that would have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien on any asset of any Company such that would have a Material Adverse Effect.

     3.5. CAPITALIZATION. (a) The authorized capital stock of LMC consists of 4,000 shares of LMC Common Stock. As of the date hereof, there were, and as of the Closing Date there will be, outstanding 2,000 shares of LMC Common Stock.

     (b) The authorized capital stock of LMCN consists of 4,000 shares of LMCN Common Stock. As of the date hereof, there were, and as of the Closing Date there will be, outstanding 2,100 shares of LMCN Common Stock.

     (c) The authorized capital stock of LMCN II consists of 4,000 shares of LMCN II Common Stock. As of the date hereof, there were, and as of the Closing Date there will be, outstanding 2,100 shares of LMCN II Common Stock.

     (d) All outstanding shares of capital stork of each Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of any Company, (ii) securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of any Company, (iii) options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company or (iv) any synthetic securities of any Company such as stock appreciation rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities.

     3.6. OWNERSHIP OF SHARES. Each Seller is the record and beneficial owner of its Seller Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Seller Shares), and will transfer and deliver to Buyer at the Closing valid title to its Seller Shares free and clear of any Lien and any such limitation or restriction.

     3.7.  SUBSIDIARIES. None of the Companies has any Subsidiaries.

     3.8. FINANCIAL STATEMENTS. The audited combined balance sheets of the Companies as of September 25, 1993, September 24, 1994 and September 30, 1995 and the related combined statements of income and retained earnings and cash flows for the years ended September 25, 1993, September 24, 1994 and September 30, 1995, and the unaudited combined balance sheets of the Companies as of June 3, 1995 and June 1, 1996 and the related combined statements of income for the period ended June 3, 1995 and June 1, 1996, present fairly, in all material respects, the combined financial position of the Companies as of the dates thereof, and their results of operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     3.9. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the business of each Company has been conducted in the ordinary course consistent with past practices and except as set forth in Schedule 3.9 or as expressly permitted by this Agreement, there has not been:

          (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any Company, or any repurchase, redemption or other acquisition by any Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, any Company;

          (iii) any amendment of any material term of any outstanding security of any Company;

          (iv) any incurrence, assumption or guarantee by any Company of any indebtedness for borrowed money;

          (v) any creation or assumption by any Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (vi) any making by any Company of any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practices;

          (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (viii) any transaction or commitment made, or any contract or agreement entered into, by any Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any Company of any contract or other right, in either case, material to the Companies, other than transactions, commitments, contracts and agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (ix) any change in any method of accounting or accounting practice by any Company, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

          (x) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of any Company (or any amendment to any such existing agreement),
     (B) grant of any severance or termination pay to any director, officer or executive employee of any Company, or (C) change in compensation or other benefits payable to any director, officer or employee of any Company pursuant to any severance or retirement plans or policies thereof or, in respect of employees paid $50,000 or more annually, pursuant to terms of employment;

          (xi) any labor dispute, other than routine individual grievances, or, to the Sellers' knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of any Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Company; or

          (xii) any write-up or write-down of assets.

     3.10. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Sellers' knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) as of the date of this Agreement, liabilities provided for in the Balance Sheet or disclosed in the notes thereto or incurred in the ordinary course of business consistent with past practices;

          (b) as of the Closing Date, liabilities provided for in the Closing Balance Sheet or the notes to the Balance Sheet;

          (c) liabilities disclosed on Schedule 3.10; and

          (d) other undisclosed liabilities which, individually or in the aggregate, are not material to any Company.

     3.11. RELATED PARTY TRANSACTIONS. Schedule 3.11 contains a complete list of all related party transactions between Sellers and their Affiliates, on the one hand, and the Companies, on the other hand. At the time of the Closing, the Companies will have no liabilities to Sellers and their Affiliates. Since the Balance Sheet Date there has not been any accrual of liability by any Company to any Seller or any of its Affiliates or other transaction between any Company and any Seller and any of its Affiliates, except in the ordinary course of business of the Companies consistent with past practice.

     3.12. MATERIAL CONTRACTS. (a) Except as disclosed in Schedule 3.12, no Company is a party to or bound by:

          (i) any lease of real property providing for annual rentals of $10,000 or more;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Companies of $50,000 or more or (B) aggregate payments by the Companies of $50,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale by any Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Companies of $50,000 or more or (B) aggregate payments to the Companies of $50,000 or more;

          (iv) any partnership, joint venture or other similar agreement or

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

          (vii) any license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing or other similar agreement;

          (ix) any agreement that limits the freedom of any Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Company after the Closing Date;

          (x) any agreement with (A) Sellers or any of their Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5 % or more of the outstanding voting securities of Sellers or any of their Affiliates, (C) any Person 5 % or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Sellers or any of their Affiliates or (D) any director or officer of Sellers' Affiliates or any associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

          (xi) any agreement with any director or officer of the Companies or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-I of the 1934 Act) of any such director or officer; or

          (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Companies.

     (b) Each agreement, commitment, arrangement or plan disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section to which any Company is a party is a valid and binding agreement of the Companies party thereto and is in full force and effect, and no Company is, nor to the knowledge of Sellers is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13. LITIGATION. Except as set forth on Schedule 3.13, there is no action, suit, investigation or proceeding (or to the knowledge of the Sellers any basis therefor) pending against, or to the knowledge of Sellers threatened against or affecting, Sellers or any Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     3.14. COMPLIANCE WITH LAWS AND COURT ORDERS; NO DEFAULTS. (a) Except as set forth in Schedule 3.14, none of the Companies is in violation of, and has not since September 25, 1992 violated, any applicable law, rule, regulation, judgement, injunction, order or decree which violation could reasonably be expected to have a Material Adverse Effect.

     (b) None of the Companies is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Companies or any license, franchise, permit or similar authorization held by the Companies which default could reasonably be expected to have a Material Adverse Effect.

     3.15. PROPERTIES. (a) The Companies have good title to, or in the case of leased Property have valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. The Companies have good and marketable, indefeasible, fee simple title to, or in the case of leased real property have valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets (whether real or personal) is subject to any Liens, except:

          (i) Liens disclosed on the Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

     (b) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of Sellers threatened, which might materially detract from the value of such property or assets, or materially interfere with any present or intended use of any such property or assets.

     (c) Schedule 3.15(c) contains a list of (x) all real property leases to which any Company is a party (the "Leases") and (y) all Leases which require third party consents, authorizations, notices, assignments or other action in connection with the transactions contemplated herein. Except as set forth on
Schedule 3.15(c), (i) each I-ease is in full force and effect; (ii) all rents and additional rents due on each such Lease have been paid through the date hereof; (iii) in each case, no Company has received notice that it is in default thereunder; (iv) no additional "percentage rent" or similar additional rent has been due on any Lease that would require a rent adjustment to such Lease as a result of the transactions contemplated hereby; and (v) neither the Companies nor, to the knowledge of the Sellers, any other party thereto, is in default or breach under any such Lease, and to the knowledge of the Sellers after due inquiry there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or breach by any Company under any such Lease. As of the date hereof, no lessor under any of the Leases has sought to terminate or modify in any respect any Lease in connection with or as a result of the transactions contemplated hereby.

     (d) The stores and improvements owned by the Companies are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and are structurally sound.

     (e) The property and assets owned or leased by any Company, or which they otherwise have the right to use, constitute all of the property and assets held for use or used in connection with the businesses of any Company and are generally adequate to conduct such businesses as currently conducted.

     3.16. INTELLECTUAL PROPERTY. (a) Schedule 3.16 contains a list of all Intellectual property Rights owned or licensed and used or held for use by any Company ("Company Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which any Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

     (b) (i) Since September 25, 1992, no Company has been defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any Intellectual Property Rights, and Sellers and their Affiliates have no knowledge of any other such infringement by any Company, and (ii) Sellers have no knowledge of any continuing infringement by any other Person of any of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any Company or restricting the licensing thereof by any Company to any Person. No Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

     (c) None of the processes and formulae, research and development results and other know-how of any Company, the value of which to such Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by any Company to any Person other than employees, representatives and agents of any Company.

     3.17. INSURANCE COVERAGE. Sellers have furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of any Company. There is no claim by any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Companies have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since September 25, 1992 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of any Company. Sellers do not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.17, the Companies shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     3.18. LICENSES AND PERMITS. Schedule 3.18 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of the Companies (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 3.18, such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     3.19. INVENTORIES. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost (last-in, first-out method) or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by the Companies. Cost was determined using the retail method. A reserve for shrinkage is provided for estimated inventory shrinkage since the date of the most recent physical count of inventories. Since the Balance Sheet Date, the inventories of the Companies have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens. All of the inventory recorded on the Balance Sheet consists of, and all inventory of the Companies on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices (subject to reserves consistent with past practices) and are and will be in quantities sufficient for the normal operation of the business of the Companies in accordance with past practice.

     3.20. RECEIVABLES. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Companies at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Companies at the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the business of the Companies at the Closing Date will be included in such Closing Balance Sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

     3.21. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or any Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     3.22. EMPLOYEES. Schedule 3.22 sets forth a true and complete fist of the names, titles, annual salaries and other compensation of all officers of the Companies and all other employees of the Companies whose annual base salary exceeds $50,000. None of the employees listed in Schedule 3.22 has indicated to the Sellers or to the Companies that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within three months after the Closing Date.

     3.23. LABOR MATTERS. The Companies are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of Sellers, threatened against any Company before the National Labor Relations Board. There are no strikes, slowdowns, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of Sellers, threats thereof, by or with respect to any employees of any Company.

     3.24.  ENVIRONMENTAL MATTERS. (a) Except as disclosed on Schedule 3.24,

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Sellers' knowledge, threatened by any entity or other Person with respect to any matter relating to any Company and relating to or arising out of any Environmental Law;

          (ii) to the Sellers' knowledge, no polychlorinated biphenyls, radioactive material, lead, lead paint, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or disposal system or underground storage tank (active or inactive) is or has been present at any property now or previously owned, leased or operated by any Company;

          (iii) to the Sellers' knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company;

          (iv) no property now or previously owned, leased or operated by the Company or any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

          (v) each Company is in compliance with all Environmental Laws and has obtained and is in compliance with any permit, authorization, license, certificate or approval of any governmental authority relating to or required under any Environmental Law and necessary or appropriate for the business or operation of such Company.

     (b) Except as set forth on Schedule 3.24, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which any Company has knowledge in relation to the current or prior business of any Company or any property or facility now or previously owned or leased by any Company.

     (c) For purposes of this Section, the term "Company" shall include any entity which is, in whole or in part, a predecessor of any Company.

     3.25. EMPLOYEE BENEFIT AND COMPENSATION PLANS. (a) Schedule 3.25 contains a complete list of each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by any Company or any affiliate (as defined below) thereof and covers any employee or former employee of any Company or under which any Company has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500) prepared in connection therewith. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) or ERISA (the "Pension Plans") are identified as such in the list referred to above.

     (b) No Employee Plan is subject to Title IV of ERISA, no Company has incurred any liability under Title IV of ERISA, and no event has occurred that could give rise to such liability. Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date. Sellers have furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plan.

     (c) Schedule 3.25 contains a list of each employment, severance or other similar contract, arrangement or policy, each union contract, and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any Company or any affiliate thereof and (iii) covers any employee or former employee of any Company. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. No Benefit Arrangement provides for post-employment medical coverage or insurance, except to the extent required under Part 6 of Title I of ERISA.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due under any Employee Plan or Benefit Arrangement; (ii) materially increase any benefits otherwise payable under any Employee Plan or Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     3.26. OTHER INFORMATION. The Sellers have heretofore delivered to Buyer complete copies of all materials requested by Buyer for the purpose of Buyer's legal due diligence in respect of the Companies. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     3.27. REPRESENTATIONS. The representations and warranties of Sellers contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                                     ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:

     4.1. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer Of this Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

     4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

     4.4. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree.

     4.5. FINANCING. Buyer has sufficient funds, or unconditional commitments to provide sufficient funds, to consummate the Closing and pay the Purchase Price as provided herein.

     4.6. PURCHASE FOR INVESTMENT. Buyer is purchasing the Seller Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Seller Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities law and, therefore, may not be sold by Buyer except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration under or an exemption from all applicable state securities laws.

     4.7. LITIGATION. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     4.8. NET WORTH. After consummation of the Closing, Buyer shall have a net worth equal to at least $2,650,000.

                                     ARTICLE 5

                                COVENANTS OF SELLERS

     Sellers jointly and severally agree that:

     5.1. CONDUCT OF THE COMPANIES. From the date hereof until the Closing Date, Sellers shall cause each Company to conduct its businesses in the ordinary course consistent with past practice and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers will not permit any Company to:

          (i) adopt or propose any change in its certificate of incorporation or bylaws;

          (ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (iii) sell, lease, license or other-wise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice; or

          (iv) agree or commit to do any of the foregoing.

Sellers will not, and will not permit any Company to (A) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     5.2. ACCESS TO INFORMATION. From the date hereof until the Closing Date, upon receipt of reasonable notice Sellers will (i) give, and will cause each Company to give, Buyer its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of each Company and to the books and records of Sellers relating to each Company, (ii) furnish, and will cause each Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to any Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers or any Company to cooperate with Buyer in its investigation of any Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

     5.3.  NOTICES OF CERTAIN EVENTS. Sellers shall promptly notify Buyer of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Seller or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.4. RESIGNATIONS. At Buyer's request, Sellers will deliver to Buyer the resignations of any officers and directors of each Company from their positions with such Company after the Closing Date.

     5.5. NONCOMPETITION. (a) Sellers agree that for a period of five full years from the Closing Date, neither they nor any of their Affiliates shall:

          (i) engage, either directly or indirectly, as a principal, agent advisor or consultant either solely or jointly with others, or as stockholders in any corporation or joint stock association, or as partners in a partnership, in any business that operates a women's retail clothing and/or women's retail clothing accessories business or any other business that competes with the Company's business as conducted as of the Closing Date (the "Business") in any of California, Nevada, Arizona, Oregon, Idaho, Utah, Colorado, New Mexico, Texas and Florida; provided that nothing herein shall prohibit the acquisition by any Seller or any of its Affiliates of
     (x) a diversified company having not more than 5% of its sales (based on its latest published annual audited financial statements) attributable to the Business or (y) up to I % of the outstanding common stock of a publicly traded company engaged in the Business; or

          (ii) employ or solicit, or receive or accept the performance of services by any current employee of any Company.

     (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Sellers acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Sellers agree that Buyer shall be entitled to injunctive relief requiring specific performance by Sellers of this Section, and Sellers consent to the entry thereof.

     5.6. CASH DISTRIBUTIONS AND CLOSING CASH BALANCE. Sellers agree that the combined cash balances of the Companies shall be at least $900,000 at Closing, and substantially all such cash balances shall reside at LMC. From the date hereof until the Closing Date, Sellers will not permit any Company to make any cash distributions with respect to any shares of capital stock of such Company that would have the effect of reducing the combined cash of the Companies to an amount less than $900,000 at the Closing.

     5.7. LEASES. (a) Promptly following the execution of this Agreement, Sellers shall cause the Companies to take any action that is required under the terms of the Leases in connection with the transactions contemplated by this Agreement (including preparing forms of assignments, delivering notices and obtaining any required consents) without (i) any change in the terms of the Leases (whether pursuant to their current terms or by amendment) or (ii) the payment after the Closing of any consideration or expense by any Company or Buyer.

     (b) The parties agree that Schedule 5.7 describes the actions to be taken under the Leases in connection with the transactions contemplated hereby. Sellers will keep Buyer informed as to all material communications between Sellers or the Companies (or their respective agents), on the one hand and the landlords under the Leases (or their agents), on the other hand. Prior to sending a form of assignment, notice or similar document to a landlord, Sellers will deliver to Buyer's counsel a draft of such document for review and comment by such counsel.

     (c) Sellers acknowledge that (i) the occurrence of the Closing win not relieve Sellers of their obligations under this Section 5.7 and (ii) the costs of taking the actions described in this Section 5.7 will be borne by Sellers.

     (d) In the event that a Lease is terminated as a result of the transactions contemplated hereby, Buyer and Sellers agree that the liquidated damages payable to Buyer in such event will be the amount set forth on Exhibit C.

                                     ARTICLE 6

                                 COVENANTS OF BUYER

     Buyer agrees that:

     6.1 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than any Seller or any Company; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Sellers or any Company in connection with this Agreement that are subject to such confidence.

     6.2. ACCESS. Buyer will cause each Company, on and after the Closing Date, to afford promptly to each Seller and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit such Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date. Such Seller will hold, and will use its best efforts to cause its employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning any Company provided to it pursuant to this Section.

     6.3. ASSUMPTION OF LEASES. Buyer will cooperate with Seller in taking the actions described in Section 5.7 and will execute such documents as are reasonably necessary to assume any Leases requiring such assumption as a result of the transactions contemplated hereby.

     6.4. NAME CHANGE. In the event this agreement is terminated, Buyer will change its name so as not to include the words "Charlotte Russe".

                                     ARTICLE 7

                         COVENANTS OF BUYER AND THE SELLERS

     Buyer and the Sellers agree that:

     7.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, Buyer and the Sellers will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each Seller and Buyer agree, and each Seller, prior to the Closing, and Buyer, after the Closing, agree to cause each Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     7.2.  CERTAIN FILINGS. Sellers and Buyer shall cooperate with one another
(i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     7.3. PUBLIC ANNOUNCEMENTS. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby or thereby without the consent of the other parties hereto.

     7.4. RELATED PARTY TRANSACTIONS. All related party transactions between the Sellers or their Affiliates, on the one hand, and the Companies, on the other hand, shall be settled prior to Closing.

     7.5. HEAD OFFICE LEASE . Buyer and Sellers shall execute and deliver a lease extension for a period of two years following the Closing Date, on terms identical to those in effect on the Balance Sheet Date and as set forth in the term sheet attached hereto as Exhibit B, in respect of the corporate headquarters of the Companies located at 5015 Shoreharn Place, San Diego, California (the "Head Office Lease").

     7.6. POST-CLOSING SERVICES BY SELLERS. (a) The parties agree that each of the Sellers shall remain employed on a full-time basis by the Buyer in their respective management positions with the Companies for a period of 90 days after the Closing. Each Seller shall receive $125,000 in aggregate compensation for providing such services during such period. During such period, each Seller shall use his best efforts (i) to carry out the same duties and responsibilities with the Company as such Seller had prior to the Closing and (ii) to facilitate the management transition after Closing.

     (b) The parties agree that each of the Sellers shall remain employed by the Buyer for a period of nine months following the end of the 90 day full-time employment period referred to in paragraph (a) above. Each Seller shall receive $275,000 in aggregate compensation for providing such services during such period. During such 9 month period each Seller shall use his best efforts to carry out such duties and responsibilities as are mutually agreed upon by Sellers and Buyer.

     (c) The compensation payable under paragraphs (a) and (b) above will be prorated and paid monthly, and such payments will be net of any applicable withholding taxes that the Company would normally be required to withhold from payments to salaried employees.

     (d) Until the first anniversary of the Closing Date, Buyer shall pay the medical insurance premiums for each Seller consistent with past practices of the Company.

     (e) The parties agree that the employment arrangements of Sellers pursuant to this Section 7.6 may be terminated at any time by Buyer for "Cause" and that in such event such terminated Seller shall be entitled only to pro rata payment of compensation. For purposes of this Section 7.6, "Cause" shall mean (i) willful misconduct that is materially detrimental to the Company or (ii) conviction of a Seller of, or the entering of a plea of nolo contendere by a Seller with respect to, having committed a felony.

     7.7. REPAYMENT OF COMPANY INDEBTEDNESS. (a) Sellers shall not less than five days prior to Closing calculate and deliver to Buyer a schedule of the Debt Repayment Amount required to repay in full all indebtedness for borrowed money of the Companies to banks and other parties, including unpaid interest, penalties and other costs in respect thereof (the "Company Indebtedness"), including a schedule of such banks and other parties and their bank wire transfer information, and Buyer shall pay the Debt Repayment Amount to such banks and other parties at the Closing.

     (b) Buyer and Seller will cooperate in delivering to Bank of America such documents as are reasonably necessary to facilitate the prepayment of any amounts outstanding under, and the termination at Closing of (at no additional cost to any Company), the Company's revolving credit facility with Bank of America.

                                     ARTICLE 8

                                    TAX MATTERS

     8.1. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, any of the Companies.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Federal Tax" means any Tax imposed under Subtitle A of the Code.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Section 338(h)(10) Election" is defined in Section 8.3(a).

     "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Company, payroll, employment, excise, severance, stamp, Capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of any Company for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or arrangement whereby liability of any Company for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period during the Tax Indemnification Period, and (iii) liability of any Company for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     "Tax Indemnification Period", means (i) with respect to any Tax described clause (i) of the definition of "Tax", any Pre-Closing Tax Period of any Company, (ii) with respect to any Tax described in clause (H) of the definition of "Tax", any Pre-Closing Tax Period of any Company and the Tax year of any party to an arrangement described in such clause (ii) which includes (but does not end on) the Closing Date, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

     "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding any Company and any agreements or arrangements which afford any other person the benefit of any Tax Asset of any Company, afford any Company the benefit of any Tax Asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains.

     8.2. TAX REPRESENTATIONS. Sellers represent and warrant to Buyer as of the date hereof and as of the Closing Date that: (a) except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 8.2(a), (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any Company (collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected the facts in all material respects regarding the income, business, assets, operations, activities and status of the Companies and any other information required to be shown therein;
(iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the charges, accruals and reserves for Taxes with respect to the Companies for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Companies (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) all Returns filed with respect to Tax years of the Companies through the Tax year ended September 30, 1993 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vi) none of the Companies is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (vii) none of the Companies has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to any Company in respect of any Tax or Tax Asset; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any Company and any Taxing Authority; (x) none of the Companies owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; however, LMC owns real, property in California where such a transfer triggers a reassessment for property tax purposes; (xi) none of the property owned or used by any Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (xii) none of the property owned or used by any Company is subject to a lease, other than a "true" lease for federal income tax purposes; (xiii) none of the property owned by any Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiv) neither the Sellers nor any Company, nor any other person on behalf of any Company, has entered into nor will it enter into any agreement or consent pursuant to Section 341 (f) of the Code; (xv) there are no liens for Taxes upon the assets of any Company except liens for current Taxes not yet due; (xvi) Sellers are not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby; (xvii) none of the Companies has participated in any arrangement whereby any income, revenues, receipts, gain, loss or Tax Asset of any Company was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset, liability or Tax Asset of any other person (other than another Company); (xviii) none of the Companies is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax"; (xix) for all taxable years from the date of incorporation through the time of closing on the Closing Date, each of LMCN and LMCN 11 has been a valid "S" Corporation, as defined in section 1361 of the Code, and such "S" corporation status has never been terminated or revoked; (xx) LMC is presently an "S" corporation and has been so continuously since April 1, 1988; and (xxi) all information set forth in the notes to the Balance Sheet relating to Tax matters is true and complete in all material respects.

     (b) Schedule 8.2(b) contains a list of all jurisdictions (whether domestic or foreign) to which any Tax is properly payable by the Company.

     8.3. COVENANTS. (a) Sellers and Buyer agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to LMCN and LMCN II (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). It is understood that the Price Allocation shall be consistent with the allocations reflected in the definitions of LMCN Purchase Price and LMCN II Purchase Price. Any payment by Buyer of the Debt Repayment Amount shall be allocable to the Company primarily liable with respect to such debt. Sellers and Buyer (or, if the parties cannot agree, the Accounting Referee) shall appraise the value of the assets of the Companies that are deemed to have been acquired pursuant to the Section 338(h)(10) Election and shall allocate the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-I) (the "Modified Aggregate Deemed Sales Price") of the assets of the Companies in accordance with the Treasury regulations promulgated under Section 338(h)(10). Such allocation shall be the "Price Allocation" and shall be binding on the parties hereto. Sellers and Buyer agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return and further agree to report the Purchase Price allocable to the LMC Common Stock as paid and received for the LMC Common Stock in the preparation, filing and audit of any such return.

     (b) Without the prior written consent of Buyer, which shall not be unreasonably withheld, neither Sellers nor any Company shall, to the extent it may affect or relate to any Company, make or change any tax election (other than making the Section 338(h)(10) Election), change an annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission could have the effect of materially increasing the Tax liability or reducing any Tax Asset of any Company, Buyer or any Affiliate of Buyer.

     (c) All Returns not required to be filed on or before the date hereof (i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Companies, and any other information required to be shown therein.

     (d) Sellers shall cause the Companies to include in their respective Form 1120S Federal Tax returns and in any corresponding State or local Tax returns all items of income, gain, loss, deduction and credit attributable to such Companies through the time of closing on the Closing Date including, without limitation, the consequences of the deemed sale pursuant to the Section 338(h)(10) Election with respect to LMCN and LMCN II.

     (e) None of the Companies shall reserve any amount for or make any payment Of Taxes to any person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of Sellers.

     (f) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax) shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     8.4. TERMINATION OF EXISTING TAX SHARING AGREEMENTS. Any and all existing Tax Sharing Agreements shall be terminated as of the date hereof After the date hereof, none of the Companies shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to any Company for all Pre-Closing Tax Periods. Sellers shall compensate Buyer for and hold the Companies harmless against any Tax imposed by a Taxing Authority as a result of such termination and, if any such termination is not binding on any Taxing Authority, any adverse effect which would have been avoided if such termination had been given effect by such Taxing Authority.

     8.5. COOPERATION ON TAX MATTERS. (a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers shall retain all books and records pertinent to any Company relating to any Pre-Closing Tax Period for a period of six years following the Closing (after which such books and records shall become the property of the Buyer, if the Buyer so requests), and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records.

     (b) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of any Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby); provided that such efforts shall not delay the Closing unless the parties so agree.

     8.6. CERTAIN DISPUTES. To the extent provided in Sections 8.3 and 8.7, disputes arising under such Section and not resolved by mutual agreement as stated therein shall be resolved by a nationally recognized accounting firm with no material relationship with Buyer or Sellers (the "Accounting Referee"), chosen and mutually acceptable to both Buyer and Sellers within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee relating to the Price Allocation shall be borne equally by Buyer and Sellers; otherwise, the Accounting Referee's costs, fees and expenses shall be borne as reasonably determined by the Accounting Referee in light of his or her determination(s) regarding the disputes submitted.

     8.7. TAX INDEMNIFICATION. (a) Sellers jointly and severally hereby indemnify each Buyer Indemnitee against and agree to hold each Buyer Indemnitee harmless from any (w) Tax of any Company related to the Tax Indemnification Period, (x) Tax of any Company resulting from a breach of the provisions of this
Article 8, and (y) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (w) or (x), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee. The sum of (w), (x) and (y), net of the present value of any Tax benefits that will be realized post-Closing by any Company or successor thereto as a result of the assessments giving rise to the Taxes described in (w) and (x) is referred to herein as a "Loss." It is understood that the present value of such benefits shall be agreed upon by Sellers and Buyer or, if they cannot agree, by the Accounting Referee, and that, in any event, the value of such benefits shall be discounted from the date that such benefits are reasonably expected to be realized.

     (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing

Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and gross receipts, sales or use Tax be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

     (c) Upon payment by any Buyer Indemnitee of any Loss, Sellers shall discharge their obligation to indemnify the Buyer Indemnitee against such Loss by paying to Buyer an amount equal to the amount of such Loss.

     (d) Subject to Section 8.7(g), any payment pursuant to this Section 8.7 shall be made not later than 45 days after receipt by Sellers of written notice from Buyer (i) stating that a Loss has been paid by a Buyer Indemnitee and (ii) providing evidence of payment and stating the amount thereof and of the indemnity payment requested.

     (e) Buyer agrees to give prompt notice to Sellers of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect Of which indemnity may be sought hereunder which Buyer reasonably deems to be within the ambit of this Section 8.7 (specifying with reasonable particularity the basis therefor) and will give Sellers such information with respect thereto as Sellers may reasonably request. Sellers may, at their own expense, (i) participate in and, (ii) except as provided in Section 8.7(f), upon notice to Buyer, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) Sellers' counsel is reasonably satisfactory to Buyer, (ii) Sellers shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) Sellers shall not, without Buyer's consent (which shall not be unreasonably withheld), agree to any settlement with respect to any Tax if such settlement could adversely and materially affect the Tax liability of Buyer or any of its Affiliates or, upon the Closing, any Company. If Sellers assume such defense,
(i) Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Sellers and (ii) Sellers shall not assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 8.7. If Sellers elect not to assume such defense, Buyer may pay, compromise or contest the Tax at issue. Sellers shall be liable for the reasonable fees and expenses of counsel employed by Buyer for any period during which Sellers have not assumed the defense thereof. Whether or not Sellers choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     (f) Buyer shall control the defense of any claim that relates to Taxes described in Section 8.7(b).

     (g) Sellers shall not be liable under this Section 8.7 with respect to any Tax resulting from a claim or demand the defense of which Sellers were not offered the opportunity to assume as provided under Section 8.7(e) to the extent Sellers' liability under this Section is adversely affected as a result thereof. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Sellers of any liability hereunder.

     (h) Any claim of any Buyer Indemnitee (other than Buyer) under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnitee.

     8.8. PURCHASE PRICE ADJUSTMENT AND INTEREST. Any amount paid by Sellers or Buyer under Section 8.7 will be treated as an adjustment to the Modified Aggregate Deemed Sales Price (as required by regulations promulgated under Section 338(h)(10) of the Code), in the case of LMCN and LMCN H, or to the Purchase Price, in the case of LMC, unless a Final Determination (as defined below) causes any such amount (i) to constitute gross income to Buyer (for which no deduction or credit had been or may be taken by Buyer) and (ii) not to constitute an adjustment to the Modified Aggregate Deemed Sales Price or the Purchase Price for Federal Tax purposes. In the event of such a Final Determination, Buyer or Sellers, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Buyer or Sellers under Section 8.7 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid. "Final Determination" shall mean (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by such Buyer Indemnitee with respect to any item disallowed or adjusted by a Taxing Authority.

     8.9. TAX REFUNDS. Any refund of a Tax paid by Sellers shall belong solely to Sellers and shall, if such refund is paid to any Buyer Indemnitee, be paid to Sellers provided that any Tax refund that is reflected on the Closing Balance Sheet shall belong to Buyer.

     8.10. SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                     ARTICLE 9

                               CONDITIONS TO CLOSING

     9.1. CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

          (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

          (d) The Head Office Lease shall have been executed and delivered by the parties thereto.

          (e) The Company will have completed the actions required to be taken under at least seven of the twelve Leases described in Sections D, E and F of Schedule 5.7.

     9.2. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by any Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer of each Seller to the foregoing effect.

          (b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain or prohibit the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of any Company or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Companies or of Buyer or any of their or Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Seller Shares, including without limitation, the right to vote any Seller Shares acquired or owned by Seller or any of its Affiliates on all matters properly presented to the Companies' Stockholders or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Seller Shares.

          (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Seller Shares, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the purchase of the Seller Shares, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) above.

          (d) Buyer shall have received an opinion of Latham & Watkins, counsel to Sellers, dated the Closing Date to the effect specified in Sections 3.1 through 3.4; PROVIDED that with respect to matters relating to the Leases Buyer shall have received an opinion dated the Closing Date from either of Wordes, Wilshin, Goren & Conner, real estate counsel to Sellers, or Latham & Watkins; and provided further that with respect to matters governed by Nevada law such counsel may rely upon the opinion of Nevada counsel reasonably satisfactory to Buyer. In rendering such opinions, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of Sellers or any Company, copies of which certificates shall be contemporaneously delivered to Buyer.

          (e) Buyer shall have received a duly executed copy of the Sally Lawrence Non-Competition Agreement.

          (f) Each Seller shall have delivered a certification for each Company and signed by such Company to the effect that such Company is not nor has it been within 5 years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code.

          (g) Buyer shall have received all documents it may reasonably request relating to the existence of each Company and the authority of each Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

          (h) Sellers shall have executed an effective, irrevocable election under Section 338(h)(10) of the Code in respect of each of LMCN and LMCN II in form and substance satisfactory to Buyer, and Sellers shall have delivered all documents in connection therewith as Buyer may reasonably request.

          (i) Buyer shall have received certification signed by the Sellers to the effect that none of the Sellers is a "foreign person" as defined in
     Section 1445 of the Code.

          (j) All intercompany account balances due from LMC to each of LMCN and LMCN II shall have been settled at or prior to Closing (provided that any intercompany account balances due from either of LMCN or LMCN II to LMC need not be settled at or prior to Closing), and substantially all cash and cash equivalents of the Companies shall be the property of LMC.

          (k) Each spouse of the Sellers shall have executed and delivered to Buyer a Spouse Consent in the form attached hereto as Exhibit D.

     9.3. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, and (iii) each Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

          (b) Each Seller shall have received an opinion of Davis Polk & Wardwell, counsel to Buyer, dated the Closing Date to the effect specified in Sections 4.1 through 4.4. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of Buyer, copies of which certificates shall be contemporaneously delivered to such Seller.

          (c) Each Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to such Seller.

                                     ARTICLE 10

                             SURVIVAL; INDEMNIFICATION

     10.1. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until three years after the Closing Date; provided that the covenants, agreements, representations and warranties contained in Section 3.11 and Sections 3.16 through and including 3.27 shall survive the Closing until two years after the Closing Date; and provided further that the covenants, agreements, representations and warranties contained in Sections 3.5 and 3.6 and in Article 8 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     10.2. INDEMNIFICATION. (a) Sellers hereby jointly and severally indemnify Buyer and, effective at the Closing, without duplication, any Company against and agree to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or any Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Sellers pursuant to this Agreement (other than pursuant to Article 8), including but not limited to, in the event the Lawrence Merchandising Corporation Profit Sharing Plan (the "Profit Sharing Plan") is determined by the Internal Revenue Service not to be qualified under Section 401(a) of the Code as a result of actions or inactions by the Companies or Sellers prior to the Closing Date, the amount necessary to place Buyer, any Company, any current or former employee of any Company, and any trust maintained in connection with the Profit Sharing Plan, in the same economic position as if such determination had not been made and the Profit Sharing Plan were qualified under Section 401(a); PROVIDED that (i) Sellers shall not be liable under this
Section 10.2(a) unless the aggregate amount of Damages with respect to all matters (excepting those in respect of the Profit Sharing Plan, which shall not be subject to this proviso) referred to in this Section 10.2(a) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $250,000, which $250,000 amount shall not constitute a deductible, and (ii) Sellers' maximum liability under this Section 10.2(a) shall not exceed $5,000,000 (excluding (i) liabilities for taxes, (ii) liabilities arising from knowing misrepresentations or fraud and (iii) claims for breach of Sections 3.5 and 3.6).

     (b) Buyer hereby indemnifies each Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by such Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 8); provided that (i) Buyer shall not be liable to any Seller under this
Section 10.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 10.2(b) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds such Seller's Percentage of $250,000, which $250,000 amount shall not constitute a deductible, and (ii) Buyer's maximum liability to any Seller under this Section 10.2(b) shall not exceed such Seller's Percentage of $5,000,000.

     10.3. PROCEDURES. The party seeking indemnification under Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                     ARTICLE 11

                                    TERMINATION

     11.1. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of each Seller and Buyer;

          (b) by either Sellers owning a majority of the Seller Shares or Buyer if the Closing shall not have been consummated on or before the date which is 60 days after the date hereof;

          (c) by either Sellers owning a majority of the Seller Shares or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (d) by Sellers owning a majority of the Seller Shares or by Buyer, if there has been a material misrepresentation or breach of warranty on the part of Buyer (in the case of termination by such Sellers) or by Sellers (in the case of termination by Buyer) in the representations and warranties contained herein; or any condition to such party's obligations hereunder becomes incapable of fulfillment through no fault of such party and is not waived by such party.

     The party desiring to terminate this Agreement shall give written notice of such termination to each other party.

     11.2. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 11.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other party parties, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party parties as a result of such failure or breach. The provisions of Sections 6.1 and 12.3 shall survive any termination hereof pursuant to Section 11.1.

                                     ARTICLE 12

                                   MISCELLANEOUS

     12.1. NOTICES. All notices, requests and other Communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Buyer, to:

          Charlotte Russe Holding, Inc.
          c/o Saunders Karp & Megrue
          667 Madison Avenue
          New York, NY 10021
          Attention: Allan Karp
          Fax: (212) 755-1624

     with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: John Buttrick, Esq.
          Fax: (212) 450-4800

     if to any Seller, to such Seller at its address set forth on the signature pages hereof with a copy to:

          Latham & Watkins
          701 "B" Street
          Suite 2100
          San Diego, California 92101
          Attention: Scott N. Wolfe, Esq.
          Fax: (619) 696-7419

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     12.2. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     12.3. EXPENSES . All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     12.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its wholly owned Subsidiaries, the right to purchase all or a portion of the Seller Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

     12.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state. The parties agree that this Section 12.5 shall not confer the right for any party to bring any suit, action or proceeding in any New York Court absent first resort to the provisions of Section 12.8.

     12.6. COUNTERPARTS: THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.8. ARBITRATION. (a) Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Houston, Texas or such other place as may be agreed upon by the parties. Both parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the parties.

     (b) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     12.9. SELLERS' REPRESENTATIVE. Each of the Sellers hereby makes, constitutes and appoints irrevocably Daniel Lawrence as his true and lawful attorney-in-fact and agent (the "Sellers' Representative") for the purpose of receiving and providing notices, consents, approvals, disagreements and waivers hereunder from and to each party hereto and agreeing to any amendments to this Agreement and any calculations and agreements in respect of the Purchase Price and adjustments thereto. On the resignation or disqualification of Daniel Lawrence, the Sellers will, by a majority vote of the Seller's Percentage, appoint a replacement Sellers' Representative.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              CHARLOTTE RUSSE HOLDING, INC.

                              By: /s/ Allan W. Karp
                                  -----------------
                              Title: President


                              THE SELLERS

Number of
Seller Shares
-------------

LMC       950                 Frank Lawrence
LMCN      700
LMCN II   700
                              /s/ Frank Lawrence
                              ------------------
                              7706 Hillside Drive
                              La Jolla, California 92037

LMC       100                 Larry Lawrence
LMCN      700
LMCN II   700
                              /s/ Larry Lawrence
                              ------------------
                              7706 Hillside Drive
                              La Jolla, California 92037

LMC       950                 Daniel Lawrence
LMCN      700
LMCN II   700

                              /s/ Daniel Lawrence
                              -------------------
                              7706 Hillside Drive
                              La Jolla, California  92037